                                                                   EXHIBIT 12(B)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges
                   and preferred stock dividend requirements


                  For the Nine Months Ended September 30, 1999
                          (In thousands, except ratio)


   Net income                                                      $2,771

   Fixed charges:
       Advisory fees                                                   94

   Total fixed charges                                                 94

   Earnings before fixed charges                                    2,865

   Fixed charges, as above                                             94

   Preferred stock dividend requirement                             2,042

   Fixed charges including preferred stock dividends               $2,136

   Ratio of earnings to fixed charges and preferred
       stock dividends requirements                                  1.34




                                 - 17 -